Exhibit 99.1

PG&E CORPORATION™	Corporate Communications One Market, Spear Tower Suite 2400 San Francisco, CA 94105 1-800-743-6397	NEWS

FOR IMMEDIATE RELEASE	May 4, 2005

     CONTACT: PG&E Corporation

PG&E CORP. REPORTS SOLID FIRST QUARTER FINANCIAL
PERFORMANCE

  Net income for PG&E Corporation was $0.54 per share, compared with $7.15 per share in the same quarter of 2004, which included large non-cash items associated with the settlement resolving Pacific Gas and Electric Company’s Chapter 11 case. (All “per share” amounts in this release are common shares on a diluted basis.)

  Earnings from operations for PG&E Corporation were $0.56 per share, up from $0.41 per share in the same quarter of 2004.

           (San Francisco) -- PG&E Corporation’s (NYSE: PCG) consolidated net income as reported in accordance with generally accepted accounting principles (GAAP) was $218 million, or $0.54 per share, in the first quarter of 2005.  Last year in the first quarter, consolidated net income was $3.03 billion, or $7.15 per share.
          For Pacific Gas and Electric Company only, net income in accordance with GAAP was $219 million for the quarter, compared with approximately $3.1 billion for the same quarter last year.  In 2004, first quarter results included large one-time, non-cash items recorded in connection with the approval of the settlement agreement to resolve Pacific Gas and Electric Company’s Chapter 11 proceeding.
          “First quarter earnings were in line with our expectations,” said Peter A. Darbee, PG&E Corporation President and CEO. “Our performance continues to reflect solid utility operations, a healthy financial profile and a stable business climate.  Since the start of 2005, we’ve declared and paid our first common dividend since late 2000, executed a substantial common stock repurchase program, and completed the first of a two-part refinancing that will help save customers up to $1 billion over time.”

EARNINGS FROM OPERATIONS

          On a non-GAAP, earnings-from-operations basis, PG&E Corporation earned $226 million, or $0.56 per share in the first quarter of 2005, compared with $175 million, or $0.41 per share in the first quarter last year.  Pacific Gas and Electric Company contributed $227 million, or $0.56 per share, to earnings from operations in the first quarter, compared with $180 million, or $0.42 per share, in the first quarter of last year.
          Earnings from operations excludes certain non-operating income and expenses reported in GAAP net income. These items are shown as “Items Impacting Comparability” on the accompanying financial tables, which reconcile earnings from operations with consolidated net income in accordance with GAAP.  For the first quarter, items impacting comparability totaled $0.02 per share, reflecting the net interest expense associated with Chapter 11 claims that are still pending.
          As disclosed in the Corporation’s quarterly report on Form 10-Q for the quarter, accounting for stock options as an expense in the quarter would have reduced earnings by less than $0.01 per share.

QUARTER-OVER-QUARTER COMPARISON

          The difference in PG&E Corporation’s earnings from operations for the first quarter of 2005 compared with first quarter 2004 results primarily from the timing of last year’s final decision in Pacific Gas and Electric Company’s 2003 General Rate Case.  Because the decision was received in May of last year, first quarter 2004 results did not include its effects, which would have added approximately $0.15 per share to earnings from operations.
          Also contributing to the quarter-over-quarter difference was an additional $0.03 per share in 2005, reflecting increased earnings on the equity portion of Pacific Gas and Electric Company’s rate base (the equity portion of rate base grew from about 48 percent in the first quarter last year to 52 percent in January 2005).  An additional increase of $0.02 per share in 2005 is attributable to the effects of fewer shares outstanding, with another $0.02 per share reflecting other miscellaneous items.
          Partially offsetting these items, the company raised its forecast of environmental remediation costs by about $0.03 per share, after updating estimates to complete work at a number of existing sites.
          Also impacting the quarter-over-quarter difference in earnings from operations was a reduction of about $0.04 per share in earnings associated with the regulatory asset established under the settlement resolving Pacific Gas and Electric Company’s Chapter 11 case. The company securitized the regulatory asset in February 2005, and as a result, earned a return on the asset for only a portion of the first quarter, compared with a full quarter of returns last year.

EARNINGS GUIDANCE

          PG&E Corporation is reaffirming its previously issued 2005 guidance for earnings from operations in the range of $2.15 to $2.25 per share, and its 2006 guidance in a range of $2.30 to $2.40 per share.
          PG&E Corporation bases guidance on “earnings from operations” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items that management believes do not reflect the normal course of operations. Earnings from operations are not a substitute or alternative for consolidated net income presented in accordance with GAAP.

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Supplemental Financial Information:

  In addition to the financial information accompanying this release, an expanded package of supplemental financial material for the quarter will be furnished to the Securities and Exchange Commission and also will be available shortly on PG&E Corporation’s website.  (www.pgecorp.com)

Conference Call with the Financial Community to Discuss First Quarter Results:

  Today’s call at 1:00 p.m. Eastern time is open to the public on a listen-only basis via webcast.  Please visit www.pgecorp.com for more information and instructions for accessing the webcast. The call will be archived on the website. Also, a toll-free replay will be accessible shortly after the live call through 9:00 p.m. EDT, on May 11, 2005, by dialing 877-690-2095. International callers may dial 402-220-0650.

This press release and the attachment contain forward-looking statements regarding 2005 and 2006 guidance for earnings from operations per common share for PG&E Corporation that are based on current expectations and assumptions which management believes are reasonable and on information currently available to management.   These statements are necessarily subject to various risks and uncertainties.  In addition to the risk that the assumptions on which the statements are based (including that Pacific Gas and Electric Company (Utility) earns an authorized return on equity of 11.22 percent, the second series of energy recovery bonds is issued in November 2005, and that the Utility makes certain capital expenditures) prove to be inaccurate, factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include:

  The timing and resolution of the pending appeals of the California Public Utilities Commission’s (CPUC) approval of the Utility’s Chapter 11 settlement agreement and the bankruptcy court’s confirmation of the Utility’s plan of reorganization;

  Unanticipated changes in operating expenses or capital expenditures, which may affect the Utility’s ability to earn its authorized rate of return;

  The level and volatility of wholesale electricity and natural gas prices and supplies, the Utility’s ability to manage and respond to the levels and volatility successfully, and the extent to which the Utility is able to timely recover increased costs related to such volatility;

  The operation of the Utility’s Diablo Canyon nuclear power plant, which exposes the Utility to potentially significant environmental costs and capital expenditure outlays;

  The impact of current and future ratemaking actions of the CPUC, including the risk of material differences between forecasted costs used to determine rates and actual costs incurred;

  Whether the assumptions and forecasts underlying the Utility’s CPUC-approved long-term electricity procurement plan prove to be accurate, the terms and conditions of the generation or procurement commitments the Utility enters into in connection with its plan, the extent to which the Utility is able to recover the costs it incurs in connection with these commitments, and the extent to which a failure to perform by any of the counterparties to the Utility’s electricity purchase contracts or the California Department of Water Resources’ contracts allocated to the Utility’s customers affects the Utility’s ability to meet its obligations or to recover its costs;

  The extent to which the CPUC or the Federal Energy Regulatory Commission delays or denies recovery of the Utility’s costs, including electricity purchase costs, from customers due to a regulatory determination that such costs were not reasonable or prudent or for other reasons, resulting in write-offs of regulatory balancing accounts;

  How the CPUC administers the capital structure, stand-alone dividend, and first priority conditions of the CPUC’s decisions permitting the establishment of holding companies for the California investor-owned electric utilities;

  The impact of future legislative or regulatory actions or policies;

  Increased competition;

  The outcome of pending litigation; and

  Other factors discussed in PG&E Corporation's SEC reports.

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PG&E Corporation
First Quarter 2005 Press Release

PG&E Corporation
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
(in millions, except per share amounts)	2005	2004

Operating Revenues
Electric	$ 1,660	$ 1,791
Natural gas	1,009	931
Total operating revenues	2,669	2,722
Operating Expenses
Cost of electricity	396	561
Cost of natural gas	620	578
Operating and maintenance	767	816
Recognition of regulatory assets	-	(4,900)
Depreciation, amortization and decommissioning	385	312
Reorganization professional fees and expenses	-	2
Total operating (gain) expenses	2,168	(2,631)
Operating Income	501	5,353
Reorganization interest income	-	8
Interest income	21	6
Interest expense	(161)	(231)
Other expense, net	(1)	(27)
Income Before Income Taxes	360	5,109
Income tax provision	142	2,076
Net Income	$ 218	$ 3,033
Weighted Average Common Shares Outstanding, Basic	388	393
Net Earnings Per Common Share, Basic	$ 0.55	$ 7.36
Net Earnings Per Common Share, Diluted	$ 0.54	$ 7.15
Dividends Declared Per Common Share	$ 0.30	$ -

Source:  PG&E Corporation’s and Pacific Gas and Electric Company’s Condensed Consolidated Financial Statements and Notes thereto included in PG&E Corporation and Pacific Gas and Electric Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

PG&E Corporation
First Quarter 2005 Press Release

Earnings Summary
First Quarter 2005 vs. First Quarter 2004
(in millions except per share amounts)

	Earnings (Loss)		Earnings (Loss) per Common Share (Diluted)
	Three months ended		Three months ended
	March 31,		March 31,
	2005	2004	2005	2004
Pacific Gas and Electric Company and Holding Company
Pacific Gas and Electric Company [1]	$ 227	$ 180	$ 0.56	$ 0.42
Holding Company	(1)	(5)	-	(0.01)
Earnings from Operations	226	175	0.56	0.41
Items Impacting Comparability [2]
Implementation of Electric Industry Restructuring		2,950	-	6.96
Energy Crisis/Chapter 11 Interest Costs	(8)	(56)	(0.02)	(0.13)
Dividend Participation Rights	-	(19)	-	(0.05)
Other	-	(17)	-	(0.04)
Total	(8)	2,858	(0.02)	6.74
PG&E Corporation Earnings on a GAAP basis	$ 218	$ 3,033	$ 0.54	$ 7.15

1   Earnings from operations exclude items impacting comparability as discussed below.

2   Items impacting comparability reconcile earnings from operations with consolidated net income as reported in accordance with generally accepted accounting principles, or GAAP.

DISCUSSION:

1.

Earnings from operations contributed by the Utility excludes items impacting comparability, as discussed below, totaling $8 million ($0.02 per common share) for the quarter ended March 31, 2005 and $2,886 million ($6.81 per common share) for the quarter ended March 31, 2004.  On a GAAP basis, the Utility earned $219 million for the three months ended March 31, 2005 and $3,066 million for the three months ended March 31, 2004.

2.

Items impacting comparability for the quarter ending March 31, 2005 include the net effect of incremental interest costs of $8 million ($0.02 per common share), after-tax, related to remaining generator disputed claims in the Utility’s Chapter 11 proceeding, which are subject to resolution by bankruptcy court.

3.	Items impacting comparability for the quarter ended March 31, 2004 include:

a.

The Utility’s recognition of a gain of approximately $2,950 million ($6.96 per common share) related to the establishment of regulatory assets contemplated in the December 19, 2003 settlement agreement, or Settlement Agreement, entered into between the Utility, PG&E Corporation and the California Public Utilities Commission, or CPUC, to resolve the Utility's Chapter 11 proceeding;

b.

The net effect of incremental interest costs of $52 million ($0.12 per common share) from the increased amount and cost of debt resulting from the California energy crisis and the Utility's Chapter 11 filing;

c.

Increased costs of $4 million ($0.01 per common share) related to the Chapter 11 filings of the Utility and National Energy & Gas Transmission, Inc., or NEGT.  These costs generally consist of external legal consulting fees, financial advisory fees and other related costs and payments;

d.

A change in the market value of non-cumulative dividend participation rights of $19 million ($0.05 per common share) related to the Holding Company’s $280 million of 9.5% Convertible Subordinated Notes; and

e.	The Utility's recognition of $17 million ($0.04 per common share) in charges related to obligations to invest in clean energy technology and donate land, included in the Settlement Agreement.

PG&E Corporation
First Quarter 2005 Press Release

2005 Earnings per Common Share Guidance

	Low	High

EPS Guidance on an Earnings from Operations Basis	$2.15	$2.25

Items Impacting Comparability: [1]
Incremental interest expense [2]	(0.08)	(0.05)

EPS Guidance on a GAAP Basis	$2.07	$2.20

1             The range of potential outcomes is developed using a range of dollar estimates and a range of estimated shares outstanding for the items presented.

2             The net expense, after tax, related to remaining generator disputed claims in the Utility's Chapter 11 proceeding, which are subject to resolution in the bankruptcy court.

2006 Earnings per Common Share Guidance

	Low	High

EPS Guidance on an Earnings from Operations Basis	$2.30	$2.40

Items Impacting Comparability	0.00	0.00

EPS Guidance on a GAAP basis	$2.30	$2.40

Management's statements regarding 2005 and 2006 guidance for earnings from operations per share for PG&E Corporation constitute forward looking statements that are based on current expectations and assumptions which management believes are reasonable.  These statements are necessarily subject to various risks and uncertainties.  In addition to the risk that the assumptions on which the statements are based (including that the Utility earns an authorized return on equity of 11.22%, that the second series of energy recovery bonds is issued in late 2005, and that the Utility makes certain capital expenditures) prove to be inaccurate, many factors could cause actual results to differ materially from those contemplated by the forward-looking statements.  These factors are noted in PG&E Corporation's and Pacific Gas and Electric Company's Current Report on Form 8-K dated May 4, 2005 and are discussed in their combined Annual Report on Form 10-K for the year ended December 31, 2004 and their Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.